Exhibit 99.1

July 26, 2017

A. O. Smith reports record second quarter net earnings on nearly 11 percent increase in sales

Milwaukee, Wis.—Water technology company A. O. Smith Corporation (NYSE-AOS) today announced record second quarter net earnings of $92.4 million or $.53 per share on second quarter sales of $738.2 million. Net earnings per share grew eight percent compared with second quarter 2016 net earnings per share of $.49.

Sales in the quarter ended June 30 grew almost 11 percent compared with sales of $667.0 million during the same period in 2016. Sales increased over 12 percent when adjusted for the impact from the stronger U.S. dollar against the Chinese currency.

“We continued to see solid demand for our premium products in China with sales growth in local currency of 20 percent, led by water treatment and air purification,” commented Ajita G. Rajendra, chairman and chief executive officer. “Sales of our commercial water heaters and boilers in North America continued to be strong.”

North America segment

Second quarter sales for the North America segment, which include U.S. and Canadian water heaters, boilers and water treatment products, increased nearly nine percent to $470.7 million compared with second quarter 2016 sales of $432.8 million. The increase in sales was primarily due to higher volumes of commercial water heaters and boilers in the U.S. and pricing actions in August 2016 related to higher steel costs and inflationary pressure on other costs. Aquasana, acquired in August 2016, added $13 million to the company’s North America segment sales.

North America segment earnings of $109.2 million were approximately five percent higher than the $104.2 million in the second quarter last year. The favorable impact to profits from higher sales of commercial water heaters and boilers and the August 2016 pricing actions were partially offset by higher steel costs.

Second quarter 2017 segment margin declined to 23.2 percent from 24.1 percent last year due to significantly higher steel costs than the prior year quarter. The margin on Aquasana products is lower than the segment average, which also contributed to the margin decline.

Rest of World segment

Sales of this segment, which is primarily comprised of China, Europe and India, increased approximately 14 percent in the second quarter of 2017 to $272.8 million from $239.8 million in the year-ago quarter. Continued strong customer demand for the company’s premium products, as well as a price increase announced in the first quarter of 2017, drove China sales 20 percent higher in local currency. A. O. Smith branded water treatment sales grew 40 percent in local currency in the second quarter of 2017, and air purification product sales quadrupled.

Segment earnings were $32.5 million compared with $33.0 million achieved in the 2016 second quarter. The impact to profits from higher China sales was more than offset by higher steel costs, increased selling, general and administrative (SG&A) expenses and a less profitable sales mix in China. Advertising to support brand building and expansion of water treatment and air purification retail outlets in tier 2 and 3 cities were the primary drivers of higher SG&A spending. Segment performance was negatively impacted by approximately $2 million of China currency translation. As a result of these factors, second quarter 2017 segment margin of 11.9 percent was lower than the 13.8 percent segment margin during the same time last year. The company expects pricing actions and reductions to advertising expenses will improve profitability in its Rest of World segment in the second half of the year.

Share Repurchase and Other Items

During the first half of 2017, the company repurchased approximately 1.3 million shares of common stock at a total cost of $66.2 million. Approximately 3.6 million shares remained on the existing discretionary authority at the end of the second quarter.

Total debt as of June 30, 2017, was $375.1 million, resulting in leverage of 18.9 percent as measured by the ratio of total debt to total capital. Cash and investments, located outside the U.S., totaled $740.9 million at June 30, 2017. Cash provided by operations during the first half of 2017 was $73.2 million compared with $155.1 million during the same period last year. Higher earnings were more than offset by higher outlays for working capital in the 2017 period, which resulted in lower cash flow compared with the first half of 2016.

The company’s effective income tax rate in the second quarter of 2017 was 27.8 percent. The rate was lower than the 29.8 percent in the prior year quarter primarily due to lower state income taxes and a change in the geographic earnings mix.

The lower effective tax rate compared with the effective rate a year ago benefitted 2017 results by $0.01 per share. The company expects its full-year effective income tax rate will be approximately 28.5 percent.

2017 Outlook

“We expect continued solid demand for our products and project our global sales will grow between 10 and 11 percent this year,” Rajendra shared. “With record results in the first half of the year, we upgraded the midpoint of our 2017 guidance range and now expect full-year 2017 earnings per share to be between $2.07 and $2.11. Our guidance excludes the impact from future acquisitions,” concluded Rajendra.

A. O. Smith will broadcast a live conference call at 10:00 a.m. (Eastern Daylight Time) today. The call can be heard on the company’s web site, www.aosmith.com. An audio replay of the call will be available on the company’s web site after the live event.

Forward-looking statements

This release contains statements that the company believes are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements generally can be identified by the use of words such as “may,” “will,” “expect,” “intend,” “estimate,” “anticipate,” “believe,” “forecast,” “guidance” or words of similar meaning. All forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those anticipated as of the date of this release. Important factors that could cause actual results to differ materially from these expectations include, among other things, the following: a further slowdown in the growth rate of the Chinese economy and/or a decline in the growth rate of consumer spending in China; potential weakening in the high efficiency boiler segment in the U.S.; significant volatility in raw material prices; inability of the company to implement or maintain pricing actions; potential weakening in U.S. residential or commercial construction or instability in the company’s replacement markets; foreign currency fluctuations; the company’s inability to successfully integrate or achieve its strategic objectives resulting from acquisitions; competitive pressures on the company’s businesses; the impact of potential information technology or data security breaches; changes in government regulations or regulatory requirements; and adverse developments in general economic, political and business conditions in key regions of the world. Forward-looking statements included in this press release are made only as of the date of this release, and the company is under no obligation to update these statements to reflect subsequent events or circumstances. All subsequent written and oral forward-looking statements attributed to the company, or persons acting on its behalf, are qualified entirely by these cautionary statements.

A. O. Smith Corporation, with headquarters in Milwaukee, Wis., is a global leader applying innovative technology and energy-efficient solutions to products manufactured and marketed worldwide. The company is one of the world’s leading manufacturers of residential and commercial water heating equipment, as well as a manufacturer of water treatment and air purification products. For more information visit www.aosmith.com.

A. O. SMITH CORPORATION

Statement of Earnings

(condensed consolidated financial statements -

dollars in millions, except share data)

(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2017	2016	2017	2016
Net sales	$738.2	$667.0	$1,478.2	$1,303.9
Cost of products sold	432.3	383.3	870.0	757.5

Gross profit	305.9	283.7	608.2	546.4

Selling, general and administrative expenses	177.3	160.0	359.4	319.4
Interest expense	2.5	1.9	4.7	3.6
Other income	(1.9)	(2.3)	(4.3)	(4.3)

Earnings before provision for income taxes	128.0	124.1	248.4	227.7
Provision for income taxes	35.6	37.0	68.3	67.1

Net earnings	$92.4	$87.1	$180.1	$160.6

Diluted earnings per share of common stock	$0.53	$0.49	$1.03	$0.91

Average common shares outstanding (000’s omitted)	174,889	176,998	175,154	177,405

A. O. SMITH CORPORATION

Balance Sheet

(dollars in millions)

	(unaudited)
	June 30, 2017	December 31, 2016
ASSETS:
Cash and cash equivalents	$306.6	$330.4
Marketable securities	434.3	424.2
Receivables	566.8	518.7
Inventories	287.0	251.1
Other current assets	45.6	37.6

Total Current Assets	1,640.3	1,562.0

Net property, plant and equipment	475.8	461.9
Goodwill and other intangibles	795.4	799.8
Other assets	72.5	67.3

Total Assets	$2,984.0	$2,891.0

LIABILITIES AND STOCKHOLDERS’ EQUITY:
Trade payables	$493.1	$528.6
Accrued payroll and benefits	70.0	84.3
Accrued liabilities	91.5	101.0
Product warranties	43.8	44.5
Debt due within one year	7.4	7.2

Total Current Liabilities	705.8	765.6

Long-term debt	367.7	316.4
Pension liabilities	102.8	109.0
Other liabilities	194.0	184.7
Stockholders’ equity	1,613.7	1,515.3

Total Liabilities and Stockholders’ Equity	$2,984.0	$2,891.0

A. O. SMITH CORPORATION

Statement of Cash Flows

(dollars in millions)

(unaudited)

	Six Months Ended June 30,
	2017	2016
Operating Activities
Net earnings	$180.1	$160.6
Adjustments to reconcile net earnings to net cash provided by (used in) operating activities:
Depreciation & amortization	34.3	32.1
Stock based compensation expense	7.2	6.9
Net changes in operating assets and liabilities:
Current assets and liabilities	(149.9)	(44.8)
Noncurrent assets and liabilities	1.5	0.3

Cash Provided by Operating Activities	73.2	155.1

Investing Activities
Capital expenditures	(36.3)	(37.7)
Investment in marketable securities	(284.4)	(310.1)
Net proceeds from sale of marketable securities	284.5	244.2

Cash Used in Investing Activities	(36.2)	(103.6)

Financing Activities
Debt incurred	51.3	32.1
Common stock repurchases	(66.2)	(82.2)
Net proceeds from stock option activity	2.7	4.6
Dividends paid	(48.6)	(42.2)

Cash Used In Financing Activities	(60.8)	(87.7)

Net decrease in cash and cash equivalents	(23.8)	(36.2)
Cash and cash equivalents — beginning of period	330.4	323.6

Cash and Cash Equivalents — End of Period	$306.6	$287.4

A. O. SMITH CORPORATION

Business Segments

(dollars in millions)

(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2017	2016	2017	2016
Net sales
North America	$470.7	$432.8	$958.0	$856.7
Rest of World	272.8	239.8	532.3	457.3
Inter-segment	(5.3)	(5.6)	(12.1)	(10.1)

	$738.2	$667.0	$1,478.2	$1,303.9

Earnings
North America	$109.2	$104.2	$213.4	$196.1
Rest of World	32.5	33.0	65.0	59.8
Inter-segment	(0.1)	—	(0.2)	—

	141.6	137.2	278.2	255.9

Corporate expense	(11.1)	(11.2)	(25.1)	(24.6)
Interest expense	(2.5)	(1.9)	(4.7)	(3.6)

Earnings before income taxes	128.0	124.1	248.4	227.7
Tax provision	35.6	37.0	68.3	67.1

Net earnings	$92.4	$87.1	$180.1	$160.6